                                                                    Exhibit 12.1

                                           Predecessor                                     Successor
                                   ------------------------------     ----------------------------------------------------------
                                                      January 1        March 25
                                      Year Ended       through          through
                                       Dec. 31,        March 24,        Dec. 31,                    Years Ended Dec. 31,
                                                                                     -------------------------------------------
                                        1996            1997             1997         1998          1999           2000
                                        ----            ----             ----         ----          ----           ----
Net income (loss) before
   taxes and extraordinary loss           47             (676)           2,993         1,615          2,102        8,568

Fixed charges                          1,118              420            5,180         8,439         12,714       14,095
                                      ------           ------          -------       -------        -------       -------

   Earnings                            1,165             (256)           8,173        10,054         14,816       22,663

Fixed charges                          1,118              420            5,180         8,439         12,714       14,095

Fixed charge coverage                    1.0x               -              1.6x          1.2x           1.2x         1.6x
                                      =======          ======          ========      ========       ========      =======

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and extraordinary loss plus fixed charges. Fixed charges consist of net interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense, less amounts that represent amortization of deferred financing fees and debt issuance costs. The deficiency in the amount of earnings compared to fixed charges was $676 for the period ended March 24, 1997.